Exhibit 10.36
VWR CORPORATION
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The Board of Directors (the “Board”) of VWR Corporation (the “Company”) has adopted the following compensation policy, effective as of January 1, 2015, for non-employee directors of the Company. The Compensation Policy has been developed to compensate certain non-employee directors of the Company for their time, commitment and contributions to the Board. This policy shall apply to directors of the Company who are not employed by the Company or one of its subsidiaries (each an “Eligible Director”).
CASH COMPENSATION
Effective for the quarter beginning January 1, 2015, the retainer fees for Eligible Directors of the Company will be as follows:

Description	Annual Amount
Annual Retainer	$75,000
Additional Retainer for Chairman of the Board	$75,000
Committee Chair Retainer (Standing Committees)	Audit Committee - $25,000 Compensation Committee - $15,000 Nominating and Governance - $10,000 Finance Committee - $10,000
Committee Retainer[1] (Standing Committees)	Audit Committee - $10,000 Compensation Committee - $10,000 Nominating and Governance - $5,000 Finance Committee - $5,000
These retainer fees are paid to the director on a quarterly basis, with each installment being equal to one-fourth of the annualized amount set forth above and being paid in arrears in cash at the end of each quarter.
EQUITY-BASED COMPENSATION
Initial Option Grant.
Each Eligible Director who first joins the Board after January 1, 2015 (who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries) shall be granted an equity-based

[1]
The Committee Retainer shall be payable to each member of the respective Committee who is not also the Chair of that Committee. The Chair of a particular Committee shall be entitled to receive only the Committee Chair Retainer for that particular committee.

retainer award in the form of options to purchase shares of the Company’s common stock (“Option”) with a value at the time of issuance of approximately $140,000, or such other value as determined by the Board. These Options will have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date) and will vest in quarterly installments over the three-year period following the grant date. Each Option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board of Directors to evidence such type of grant pursuant to this policy.
Eligible Directors whose Board service begins after the start of a Company fiscal year shall receive a grant pro-rated to reflect the number of days remaining in such fiscal year.
Annual Grants.
Each Eligible Director shall be granted an annual equity-based retainer award with a value at the time of issuance of approximately $140,000, or such other value as determined by the Board. Such award shall normally be made at the first Board meeting each Company fiscal year in the form of grants of Options. These Options will have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date) and will vest in quarterly installments over the three-year period following the grant date or in accordance with such other vesting schedule as determined by the Board. Each Option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board of Directors to evidence such type of grant pursuant to this policy.
EXPENSE REIMBURSEMENT
Each of the Eligible Directors shall be entitled to receive reimbursement for reasonable travel, lodging and other expenses which they properly incur in connection with their functions and duties as a director.
MINIMUM STOCK OWNERSHIP GUIDELINES
Each Eligible Director must own shares of Common Stock in an amount equal to four times (4x) his or her base annual cash retainer (excluding additional annual cash retainers for service as the Chairman of the Board, committee chairpersons and committee members). Eligible Directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements.
Equity that Counts Toward Meeting the Guidelines:

•	Shares owned directly (e.g., shares purchased in the open market, etc.)

•	Shares owned indirectly (e.g., by a spouse, trust or limited partnership or any other entity)

•	Shares the receipt of which have been deferred

•	Unexercised options which have vested (in an amount equal to the difference between the option price and the current share price)
Equity that Does Not Count Toward Meeting the Guidelines:

•	Unexercised options which are unvested

•	Unvested restricted stock units

Compliance with the Guidelines:
Equity ownership guidelines for Eligible Directors are determined as a multiple of his or her base annual cash retainer and then converted to a fixed number of shares based on an average of the prior fiscal year’s quarter-end closing stock prices. Currently serving Eligible Directors will first become subject to the guidelines as of January 1, 2015 which will be the initial date of determination for such Eligible Directors. Eligible Directors becoming subject to the guidelines thereafter will have their individual guidelines established based upon the base annual cash retainer at the time they become subject to the guidelines, which shall be the date of determination for such Eligible Director. The guideline establishing the required ownership level based on a multiple of the base annual cash retainer will be re-determined each December 1st thereafter based on the then-current annual cash retainer and an average of the prior fiscal year’s quarter-end closing stock prices. Once established each year, an Eligible Director’s guideline does not change as a result of fluctuations in the market price of the Common Stock. Once achieved, ownership of the guideline amount must be maintained for as long as the Eligible Director is subject to the guidelines.
The Nominating and Governance Committee of the Board will be responsible for monitoring compliance with these stock ownership guidelines.
EFFECTIVE DATE, AMENDMENT, REVISION AND TERMINATION
This policy may be amended, revised or terminated by the Compensation Committee of the Board at any time and from time-to-time.